Exhibit 10.4

FORM OF FUEL SUPPLY AGREEMENT

This Fuel Supply Agreement (the “Agreement”), effective as of August [ ● ], 2015 (the “Effective Date”), is made and entered into between Empire Petroleum Fuel Distribution, LLC, a Delaware limited liability company (the “Seller”), Quik-Way Retail Associates II, Ltd., a Texas limited partnership (“QWRA II”), and Empire Commercial Fueling, LLC, a Maryland limited liability company (“ECF” and together with QWRA II, the “Purchasers” and each a “Purchaser”), each with a business address of 8350 North Central Expressway, Suite M2185, Dallas, Texas 75206. The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Seller, Purchasers and Empire Petroleum Services, LLC (“Empire Services”) are subsidiaries of Empire Petroleum Partners, LP (the “Partnership”). Each of ECF and QWRA II are wholly owned subsidiaries of Empire Services.

WHEREAS, Purchasers are engaged in the retail sale of motor fuel (i) pursuant to consignment agreements (each, a “Consignment Agreement”) at the retail fuel outlets listed on Schedule I hereto (the “Current Consignment Sites”) and (ii) at the company-operated retail fuel outlets listed on Schedule II hereto (the “Current Company-Operated Sites”);

WHEREAS, ECF is engaged in the retail sale of motor fuel at the card-lock location listed on Schedule III hereto (the “Current Card-Lock Site” and, together with the Current Consignment Sites and the Current Company Operated Sites, the “Current Sites”);

WHEREAS, Purchasers desire to purchase motor fuel from Seller, and Seller desires to sell motor fuel to Purchasers, subject to the terms and provisions of this Agreement.

In consideration of the mutual promises herein contained, and subject to the terms and conditions herein, Seller shall sell and deliver to each Purchaser its requirements for the Product required by each Purchaser for resale at the motor fuel retail fuel outlets described below.

1.	Current Sites and Future Sites

(a) Subject to certain limitations herein, Seller shall sell and deliver to each Purchaser, and each Purchaser shall purchase from Seller, its requirements for all motor fuel required by each Purchaser for resale at the Current Sites.

(b) Subject to certain limitations herein, Seller shall sell and deliver to each Purchaser, and each Purchaser shall purchase from Seller, its requirements for all motor fuel required by each Purchaser for resale at (i) any retail fuel outlet covered by a Consignment Agreement entered into by the Partnership or a subsidiary of the Partnership after the Effective Date (each, a “Future Consignment Site”), (ii) any company-operated retail motor fuel outlet acquired by the Partnership or a subsidiary of the Partnership after Effective Date (each, a “Future Company-Operated Site”) and (iii) any card-lock location acquired by the Partnership or a subsidiary of the Partnership after the Effective Date (each, a “Future Card-Lock Site” and, together with any Future Consignment Sites and Future Company-Operated Sites, the “Future Sites”); provided, however, that such purchase, delivery and sale requirements shall not apply to any Future Site for such period as such Future Site is subject to an existing motor fuel supply agreement whereby the Purchaser party thereto is required to purchase motor fuel from a third party, provided that the Purchaser party thereto shall be required to the purchase, delivery and sale requirements under this Agreement as soon as reasonably possible, and, in any case, no later than the expiration of the initial term of the applicable existing motor fuel supply agreement. The Current Sites and any Future Sites are referred to herein collectively as the “Sites.” Purchasers shall purchase, receive and pay for such motor fuel, including branded motor fuel under designated trademarks, service marks, trade names, brand names, or other brand identifications (the “Proprietary Marks”) and other motor fuel, of the kind and in the quantities and under the terms and conditions specifically set forth in the Commodity Schedule annexed hereto and made a part hereof (collectively, “motor fuel”). Seller’s suppliers of branded motor fuel under each such supplier’s Proprietary Marks and unbranded motor fuel and their successor(s) and assigns are each referred to hereinafter as the “Supplier” and collectively as “Suppliers.”

(c) All Sites are subject to this Agreement until this Agreement is terminated with respect to such Sites pursuant to Section 2 of this Agreement or such Site is removed from this Agreement in accordance with Section 3 of this Agreement.

(d) If, after the Effective Date, the Partnership, or any subsidiary of the Partnership, acquires a Future Site, such Future Site shall be added to Schedule I, Schedule II or Schedule III of this Agreement as applicable pursuant to subsection (e) below. Any owner, operator or distributor of a Future Site shall be deemed a Purchaser under this Agreement.

2.	Term; Termination.

(a) This Agreement has an initial term of 15 years from the date hereof (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive five-year terms (each a “Renewal Term” and the Initial Term or any Renewal Term, the “Term”) unless otherwise terminated pursuant to any of subsections (b) through (f) of this Section 2.

(b) Any Party may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving 60 days’ advance written notice prior to the expiration of such Initial Term or Renewal Term.

(c) Seller may suspend deliveries or terminate this Agreement as to any Purchaser if: (i) such Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or such Purchaser’s creditors, or if a receiver is appointed for such Purchaser; (ii) such Purchaser breaches any provision of this Agreement, including without limitation failure to pay in a timely manner any sums due, failure to comply with other section(s) of this Agreement or any portion thereof or upon assignment of the Agreement by such Purchaser contrary to Section 17 hereof, or (iii) such Purchaser is prevented from doing business in accordance with applicable law.

(d) With 180 days’ advance written notice, a Purchaser may terminate this Agreement as to itself if Seller fails to cure a material breach within 30 days of being notified in writing by such Purchaser of such breach.

(e) Upon Supplier’s revocation of Seller’s right to use or grant the use of any Proprietary Marks, Seller may, upon 60 days’ prior notice, either terminate its obligations under this Agreement with respect to any affected Sites, substitute another Supplier’s Proprietary Marks at such affected Site(s), at Purchaser’s sole expense, or supply unbranded motor fuel at such affected Sites. Seller will not be liable for the consequences of such revocation.

(f) Each Purchaser agrees not to engage in or permit any illegal or improper act or conduct, on or about the Sites it controls, operates or supplies (including but not limited to any infringement on the Proprietary Marks of any Supplier), and, subject to any other requirements of law, at the option of Seller, Seller may (i) cease deliveries to any such Sites until the illegal acts or conduct have been remedied to the satisfaction of Seller and the applicable Suppliers or (ii) terminate its obligations under this Agreement with respect to the applicable Sites without further notice.

(g) Upon any termination of this Agreement or of Seller’s right to use or grant the use of Supplier’s Proprietary Marks, Seller or Supplier shall have the right, at its option, to enter upon the Sites and to debrand, remove, paint out, or obliterate any signs, symbols or colors on said Sites as to any of Supplier’s Proprietary Marks or on the buildings or equipment thereof which in Seller’s opinion would lead a patron to believe that such Supplier’s motor fuel is being offered for sale at the Sites.

(h) Termination hereof by either Party for any reason shall not relieve any Party of any obligation theretofore accrued under this Agreement.

3.	Permitted Removal of Locations and Future Sites.

(a) Purchasers may only remove Sites from this Agreement in the event (i) that Empire Services or a subsidiary makes a Permitted Sale, Closure or Conversion of a Company-Operated Site or a Card-Lock Site or (ii) a Consignment Agreement related to any Current Consignment Site or Future Consignment Site terminates or is not renewed. For purposes of this Agreement, a “Permitted Sale, Closure or Conversion” shall include (i) any closure of a Current Company-Operated Site or Future Company-Operated Site or any sale or lease of a Current Company-Operated Site or Future Company-Operated Site to an independent dealer, and (ii) the sale or closure of the Current Card-Lock Site or any Future Card-Lock Site.

(b) In order to add or remove any Site to or from this Agreement pursuant to the terms of this Agreement, a Purchaser shall provide at least 60 days’ advance written or electronic notice to Seller indicating site location, address, estimated volume, brand request (including any request for unbranded motor fuel) and effective date of such change (“Supply Change Request”). Upon the expiration of such 60 day notice period, the Site subject to such Supply Change Request will be removed from or added to Schedule I, Schedule II or Schedule III of this Agreement, as applicable. In the case of any Site being added pursuant to this Section 1, Seller shall use commercially reasonable efforts to obtain authorization from the applicable Supplier of any brand requested by the applicable Purchaser for provision to such Site. If brand authorization is not obtained, unbranded motor fuel will be supplied.

4. Motor Fuel Products. The Commodity Schedule is affixed to and forms a part of this Agreement. This Agreement may be amended from time to time by adding additional schedules or deleting or substituting revised schedules. Such schedules executed by an authorized representative of Seller and by any Purchaser shall be become a part of this Agreement.

5. Quantity. Seller shall sell and deliver to each Purchaser, and each Purchaser shall purchase and receive exclusively (subject to this Section 5) from Seller, Purchaser’s requirements of the motor fuel sold at the Sites until the termination of this Agreement in accordance with Section 2 hereof. However, if during any period of this Agreement, the amount of any motor fuel volumes that Seller is required to deliver to any Purchaser is prescribed by government rules, regulations or orders, or if for any reason the Seller’s supplies of motor fuel are inadequate to meet the needs of any Purchaser, the Seller, in its sole discretion, may allocate motor fuel to any Purchaser and any shortfall in volumes requested by a Purchaser shall not be deemed to be a breach of this Agreement and Seller shall have no requirement to make up any shortfall in volumes to any Purchaser. In the event that the Seller is unable to distribute all motor fuel volumes that a Purchaser desires to purchase from the Seller and upon written consent of Seller, such Purchaser may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by the Seller but only for the period during which Seller is unable to distribute Purchaser’s requirements for all motor fuel sold at its Site(s).

6. Price/Method of Payment. (a) The price of the motor fuel covered by this Agreement shall be as stated in the Commodity Schedule. Each Purchaser shall initially pay within seven days of delivery, which may be shortened or lengthened (provided no longer than 10 days) as necessary to be concurrent with the payment date specified in Seller’s applicable payment terms with Supplier, by way of Electronic Funds Transfer (“EFT”), or such other means approved by Seller, for all motor fuel products delivered to such Purchaser hereunder.

(b) Each Purchaser will establish a commercial account with a financial institution that provides EFT services and will authorize Seller to initiate transfers of funds between such Purchaser’s account and Seller’s accounts for payment of all amounts due to Seller under this Agreement. Should any EFT transaction be rejected by such Purchaser’s financial institution for any reason, Seller may, at its sole discretion, require subsequent payments be made in cash or by other means satisfactory to Seller.

(c) If at any time the financial responsibility of a Purchaser shall become impaired or unsatisfactory to Seller, or should such Purchaser be in arrears in his accounts with Seller, Seller may require, as a condition of making further deliveries under this Agreement, payment by such Purchaser of all past due accounts and cash payment prior to, or upon, all such future deliveries or may require such Purchaser to provide to Seller adequate assurance of its performance.

(d) Payments not received on the applicable due date will bear interest at a rate of 10% per annum.

7. Liability. Neither Seller nor any Supplier shall be liable to any Purchaser or to any other person for any damage to or loss of property, or for injury to or death of persons, or for the violation by such Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, arising from the operation or activities of such Purchaser or any other person pursuant to this Agreement. Each Purchaser shall indemnify, protect, defend, and save Seller and Suppliers harmless from and against any and all losses, claims, liabilities, environmental cleanup costs, fines, penalties, suits and actions, judgments and costs, including attorneys’ fees and the costs of litigation, which shall arise from or grow out of any injury to or death of persons, or damage to or loss of property, or violation by such Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, directly or indirectly resulting from, or in any way connected with (i) such Purchaser’s performance of this Agreement, (ii) operation of such Purchaser, or activities of any other person, at the Sites, or (iii) the condition of the Sites or of the adjoining streets, sidewalks or ways, irrespective of whether such injury, death, damage or loss is sustained by such Purchaser or any other person, firm or corporation which may seek to hold Seller liable. The existence or non-existence of any insurance that may be required under this Agreement will not limit such Purchaser’s indemnity or other obligations under this Agreement. This indemnity shall survive the termination or nonrenewal of this Agreement.

8. Credit Cards. (a) As long as Supplier accepts specified credit cards, fleet cards, debit cards, or other similar transaction authorization cards (the “Transaction Cards”), each Purchaser shall accept and honor all Transaction Cards identified in Supplier’s Transaction Card manuals or other guidelines (“Card Guide”) or agreements, whether in written or electronic form, for the purchase of authorized motor fuel and services at all locations branded with Supplier’s Proprietary Marks. Notwithstanding the foregoing, each Purchaser that purchases unbranded motor fuel from Seller under this Agreement shall be required to accept and honor all Transaction Cards identified by Seller.

(b) For each transaction not authorized, disputed by a customer, or otherwise subject to charge back under the Card Guide, Seller may either charge the amount to the applicable Purchaser’s account or require such Purchaser to make immediate refund to Seller, including refund by draft or EFT initiated by Seller, without any deduction for any processing fee.

(c) Each Purchaser acknowledges receipt of a copy of the Card Guide and shall comply fully with the operating rules, terms and conditions thereof. Without limiting any rights or remedies available to Seller, if a Purchaser fails to comply with this Section 8, Seller or Supplier may limit or terminate such Purchaser’s right to participate in Supplier’s Transaction Card program or such Purchaser’s right to use Supplier’s Proprietary Marks.

(d) Each Purchaser understands and acknowledges that the Payment Card Industry Data Security Standard as amended from time to time (the “PCI DSS”) contains clearly defined standards setting forth the duties of merchants, like such Purchaser, to secure sensitive cardholder data. Each Purchaser is and shall remain informed of the PCI DSS as the PCI DSS pertains to such Purchaser’s business at the Sites. In addition to the requirements of the Card Guide, each Purchaser shall at all times during the term of this Agreement, and at its sole expense, (i) comply with the PCI DSS; (ii) cause all point-of-sale (“POS”) and other related network hardware and software at the Sites to be, and remain, PCI DSS certified and compliant; (iii) regularly monitor, test, and/or assess the POS and related hardware and software at the Sites pursuant to the PCI DSS; and (iv) permit Seller and/or Supplier and/or Transaction Card representative to inspect and/or test the POS and other related network hardware and software at the Sites.

(e) Each Purchaser shall indemnify, defend and hold Seller harmless for any and all losses, fines, penalties, damages, costs or expenses including without limitation attorney’s fees, arising out of such Purchaser’s breach or violation of, or failure to comply with, the PCI DSS or the Card Guide. The indemnity provision contained in this subsection (e) to this Section 8 shall survive termination or non-renewal of this Agreement.

9. Delivery/Title/Risk of Loss. Delivery, passage of title and risk of loss of the motor fuel covered by this Agreement shall be as set forth in the attached Commodity Schedule.

10. Taxes. It is agreed that any duty, tax, fee or other charge, other than taxes imposed on or measured by net income (however determined) and franchise taxes, that Seller may be required to collect or pay under any law now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the motor fuel covered by this Agreement shall be added to the prices to be paid by each Purchaser for motor fuel purchased hereunder. If a Purchaser claims exemption from any of the aforesaid taxes, then such Purchaser shall furnish Seller with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority in lieu of payment to such taxes or reimbursement of such taxes to Seller.

11. Failure To Perform. (a) Any delays in or failure of performance of any Party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the affected Party which, by the exercise of reasonable diligence, said Party is unable to prevent or provide against, including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, rebellion, terror, or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, floods, storms, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named. A Party whose performance is affected by any of the causes set forth in the preceding sentence shall give prompt written notice thereof to the other parties.

(b) Seller shall be under no obligation to make deliveries hereunder at any time when in Seller’s sole judgment it has reason to believe that such delivery would likely cause strikes to be called against it or cause its properties to be picketed.

(c) Seller shall not be required to make up deliveries omitted on account of any of the causes set forth in subsection (a) above.

(d) Nothing in this Section 11 shall excuse any Purchaser from making payment when due for deliveries made under this Agreement.

12. Determination of Quantity and Quality. The quantity and quality of motor fuel sold hereunder shall be for all purposes conclusively deemed to be the quantity and quality set forth in Seller’s document of delivery unless, within 72 hours of the time of delivery, a Purchaser delivers to Seller written notice of any claimed shortage in quantity or claimed deviation in quality, or where discovery of any such shortage or deviation could not reasonably have been discovered by careful inspection at the time of delivery, within three days after discovery. A Purchaser’s written notice, or the absence thereof, shall be conclusive with respect to the fact of and the time and date of notice under this Section 12. Time is of the essence in complying with this provision.

13. Trademarks. (a) Subject to the approval of the applicable Suppliers, Seller grants to each Purchaser the non-exclusive right to use such Supplier’s Proprietary Marks, if applicable, at the Sites in connection with the advertising, marketing, and resale of the branded motor fuel purchased from Seller under this Agreement. Each Purchaser agrees that with respect to any Sites where it sells branded motor fuel, motor fuel of other Suppliers or unbranded motor fuel will not be sold by such Purchaser under the applicable Supplier’s Proprietary Marks. Each Purchaser understands, acknowledges, and agrees that the applicable Suppliers may promulgate from time to time standards, policies, guidelines, procedures, marketing programs and other requirements (“Image and Operations Guidelines”) regarding image, signage, appearance, station operations, and other matters related to the sale of motor fuel under the Proprietary Marks of such Suppliers. Each Purchaser shall, at its own expense, comply fully with the Image and Operations Guidelines of the applicable Suppliers and cause its employees to do the same.

(b) Subject to a Purchaser’s approval, Seller shall have the right to substitute the Proprietary Marks of another Supplier or any new supplier for any existing Supplier for any Site (each such substitute, a “Substituted Supplier”). In the event of such substitution, all references to the Supplier in this Agreement shall be deemed to refer to the Substituted Supplier and all references to the Proprietary Marks shall be deemed to refer to the trademarks, brand names, and/or other brand identifications of said Substituted Supplier.

(c) Upon 60 days’ advance written or electronic notice to Seller, a Purchaser may request a change of brand at any Site by submitting a Supply Change Request as noted in Section 1 above. Seller shall use commercially reasonable efforts to obtain authorization from the requested Supplier for such brand change. If brand authorization is not obtained, Seller shall either (i) continue supplying the existing brand or (ii) supply unbranded motor fuel, subject to the applicable Purchaser reimbursing Seller for any costs incurred by Seller as the result of any such rebranding (or attempted rebranding).

(d) Any costs related to branding an Site will be at the expense of the applicable Purchaser, and any penalties or costs, including, but not limited to, image repayment or recapture obligation, incurred by Seller as the result of debranding a site will be passed through to such Purchaser.

(e) Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by Seller or Supplier, each Purchaser’s right to use the Proprietary Marks will terminate, and Purchasers shall discontinue the posting, mounting, display or other use of the applicable Suppliers’ Proprietary Marks. In the event that any Purchaser fails to do so to the satisfaction of Seller or Supplier, subject to applicable law, Seller and Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the Proprietary Marks to be removed from the Sites owned, operated or serviced by such Purchaser; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the Proprietary

Marks, including entry to the Sites to do so. In the event the Seller or Supplier take any such action hereunder, any applicable Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the Proprietary Marks and attorney fees and other legal costs and expenses. Under no circumstances will a Purchaser display signage bearing the Proprietary Marks of the applicable Supplier at any Site without the prior written approval of Seller.

(f) Each Purchaser acknowledges and understands that it is not an owner or a licensee of the Proprietary Marks. Each Purchaser shall not mix, commingle, blend, adulterate, or otherwise change the composition of any of the motor fuel purchased hereunder and resold by such Purchaser at a particular Site under said Proprietary Marks of the Supplier of such Site with other motor fuel or substances in any manner.

(g) Seller and the applicable Suppliers are hereby given the right to enter the Sites to examine at any time, and from time to time, the contents of each Purchaser’s tanks or containers in which motor fuel purchased hereunder are stored and to take samples therefrom, and if in the opinion of Seller or Supplier any samples thus taken are not said motor fuel and in the condition in which delivered by Seller to a Purchaser then Seller may at its option terminate this Agreement.

(h) Each Purchaser shall take no action, or otherwise do anything, or fail to do anything that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or trademarks or other identifications of Supplier.

14. Inspection of Records; Audit. Seller and Supplier have a right to inspect each Purchaser’s operation of the businesses at the Sites and to verify that each Purchaser is complying with (a) all its contractual obligations contained in this Agreement; and (b) all federal, state and local laws and regulations pertaining to the environmental protection and trademark use. Each Purchaser shall permit Seller and Supplier to enter the Sites unimpeded to review and audit all station records including, but not limited to, all records of deliveries, sales and inventory reconciliation, to take samples of motor fuel stored at the Sites, and to inspect equipment. Seller and Supplier may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the Sites.

15. Customer Service and Complaints. While using the Proprietary Marks, each Purchaser shall render appropriate, prompt, efficient, courteous service at the Sites to such Purchaser’s customers for applicable motor fuel and respond expeditiously to all complaints of such customers, making fair adjustment when appropriate.

16. Quality, Specification or Name of Motor Fuel. From time to time, Seller’s Suppliers may change the quality, grade, specifications, or availability of motor fuel covered by this Agreement and in such event Seller may change or alter the quality, grade or specifications. Seller may, in its discretion, upon giving notice to each Purchaser, either change or alter (a) the quality, grade, or specifications of any motor fuel covered by this Agreement or (b) the availability of any such motor fuel. Any such change or discontinuation shall not affect the purchase requirements set forth in the Commodity Schedule attached hereto and shall not be a breach of this Agreement. Seller shall give each Purchaser written notice of discontinuance of the manufacture of any motor fuel covered by this Agreement. The Agreement shall terminate as to such discontinued motor fuel when such notice is effective.

17. Assignment. No Party shall transfer or assign its interest in this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other parties.

18. Waiver. A Party may not waive the provisions of this Agreement except by a written instrument executed by that Party. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Parties operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute. No waiver by any Party of any breach of any of the covenants or conditions herein contained to be performed by the other Party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition. No assignment or transfer shall affect the continuing primary liability of a Purchaser (which liability, following assignment or transfer shall be joint and several with the assignee). No consent to any of the foregoing shall operate as a waiver in any subsequent instance.

19. Environmental Compliance. (a) Each Purchaser is and shall remain informed about and comply with all local, state and federal laws, statutes, regulations and ordinances related to environmental protection or compliance relevant to such Purchaser’s operations at the applicable Sites, whether currently in effect or which may come into effect in the future, including, where applicable, obligations imposed on the “owner” and “operator” of an underground storage tank system (“UST”). Each Purchaser acknowledges that it is aware of hazards or risks in handling or using motor fuel. Each Purchaser shall maintain compliance with all safety and health related governmental requirements concerning motor fuel purchased hereunder and shall take such steps as are reasonable and practicable to inform its employees, agents, contractors and customers of any hazards or risks associated with such motor fuel.

(b) Each Purchaser shall comply with all applicable local, state and federal UST compliance requirements, whether currently in effect or which may come into effect in the future, including, but not limited to: (i) required inspections of any release detection equipment for USTs and product lines; (ii) required inspections of any automatic tank gauging equipment; and (iii) maintenance and required inspections of any vapor recovery equipment.

(c) Each Purchaser shall make accurate daily physical measurement of all motor fuel stored in USTs and perform accurate daily and monthly reconciliation of such measurements with metered sales and motor fuel deliveries in accordance with Seller, state, local and federal requirements. Each Purchaser shall develop and maintain accurate written records of the daily physical motor fuel measurements and daily and monthly reconciliation. Each Purchaser shall immediately notify Seller and any appropriate local, state or federal governmental agency after discovery of any inventory loss or other condition which may be the result of a leaking UST or other equipment failure. Each Purchaser shall immediately investigate and undertake all appropriate initial abatement and other emergency measures to contain, treat, mitigate and/or remediate a discharge, spill, or release of motor fuel or other petroleum products at the Sites. Each Purchaser and Seller shall cooperate at all times during any such investigation or remedial activity.

(d) Each Purchaser is and shall remain informed about and comply with all applicable local, state and federal requirements related to the generation, handling, transportation, treatment, storage and/or disposal of solid or hazardous wastes. Each Purchaser also shall implement appropriate recycling, waste management and waste minimization practices and procedures as necessary to remain in compliance with all applicable local, state and federal environmental protection and compliance requirements.

(e) Each Purchaser agrees that representatives of Seller shall be permitted to enter upon the Sites controlled by it from time to time to perform physical measurements and reconciliation of motor fuel stored in USTs and to inspect and/or test any equipment and records used for complying with any local, state, or federal environmental protection or environmental compliance requirements, including, but not limited to, such Purchaser’s reconciliation and inspection records. However, Seller is not obligated to make any such inspections or tests.

(f) Each Purchaser shall properly maintain all USTs, hoses, connections, and associated equipment at the Sites controlled by it. Seller may, without liability to a Purchaser, refuse to make delivery of motor fuel covered under this Agreement if Seller believes any UST, hose, connection, or associated equipment controlled by such Purchaser is not safely maintained or in compliance with applicable safety standards. Each Purchaser shall not use any UST at the Sites controlled by it including, without limitation, the associated product lines, hoses, and motor fuel dispensing equipment, during the life of this Agreement for any purpose other than the storage, handling, marketing, and distribution of the Seller’s motor fuel.

(g) Each Purchaser shall indemnify, defend, protect and hold Seller, its employees, officers, directors, managers, partners, equityholders, agents and affiliates harmless from and against any and all liabilities, losses, obligations, claims, damages (consequential or otherwise), penalties, suits, actions, judgments, costs and expenses (including attorneys’ fees) of whatever nature for personal injury (including death) of persons (including, without limitation, agents and employees of Seller or such Purchaser) or property damage (including, without limitation, damage to the property of Seller or such Purchaser), which may be imposed on, incurred by or asserted against Seller directly or indirectly, (i) caused in whole or in part by such Purchaser’s failure to comply with the terms of this Section 19 or with any local, state or federal law, statute, regulation or ordinance, whether currently in effect or which may come into effect, related to environmental protection or environmental compliance, including those relating to USTs, or (ii) for any releases or discharges of motor fuel into the environment caused, in whole or in part, by the acts or omissions of such Purchaser, its employees, agents, contractors, customers, licensees, or invitees. This indemnity in no way limits, and is intended to be within the scope of, the general indemnity set forth in Section 7 hereof. The terms and provisions of this Section 19 shall survive the expiration, nonrenewal, or termination of this Agreement.

20. Notices. All written notices required or permitted to be given by this Agreement may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered and shall be deemed to be duly given if delivered personally or sent by certified or overnight mail to the address set forth above or to such other address as may be furnished by either Party to the other in writing in accordance with the provisions of this Section. The date of mailing shall be deemed the date of giving such notice, except for notice of change of address, which must be received to be effective.

21. Equipment. Each Purchaser shall provide all necessary buildings, improvements, equipment, tools, and like appliances for the sale of motor fuel at any Site.

22. Purchaser’s Insurance Requirements. Each Purchaser shall obtain insurance of the type and coverage amounts that Seller may reasonably require from time to time consistent with past practices of such Purchaser. All such insurance will name Seller and Suppliers designated by Seller as additional insureds and will be primary as to any other existing, valid and collectible insurance. If Seller so requires, a Purchaser shall furnish Seller with certificates of such insurance that provide that coverage will not be canceled or materially changed prior to thirty (30) days’ advance written notice to Seller. The insurance required hereunder in no way limits or restricts each Purchaser’s obligations under the law or this Agreement as to indemnification of Seller.

23. Nature of Agreement/No Third Party Beneficiary. (a) In consideration of the granting and execution of this Agreement, it is agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the Sites of Purchasers or elsewhere. This Agreement shall bind the executors, administrators, personal representatives, assigns, and successors of the respective parties.

(b) This Agreement is personal to the Purchasers and is intended for the sole use and benefit of Seller and Purchasers. Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third Party beneficiary rights in favor of any person or entity, except for any indemnified Party (or other person entitled to be indemnified pursuant to this Agreement), and Seller and Purchasers specifically state and agree that no such intent exists.

24. Compliance with Laws. Without limitation of Section 19 above, each Purchaser shall comply with all laws, statutes, regulations, ordinances, and rules of all applicable governmental authorities with respect to the operation of its business at the Sites. It is the intention of none of the parties to violate statutory nor common law and if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sentence, paragraph, clause or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

25. Express Warranties. Seller warrants that the motor fuel supplied hereunder will conform to the promises and affirmations of fact made in Seller’s current technical literature and printed advertisements, if any, related specifically to such motor fuel; that it will convey good title to the motor fuel supplied hereunder, free of all liens, and that the motor fuel supplied hereunder meet such specifications as have been expressly made a part of this Agreement. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

26. Non-Exclusive Territory. Nothing in this Agreement grants any Purchaser an exclusive territory to market and resell any motor fuel. Seller reserves the right to market and sell, and authorize others to market and sell, motor fuel in any manner Seller chooses, including through its own retail outlets or through designated wholesalers or other retailers.

27. Entire Agreement. This Agreement cancels and supersedes all prior written and unwritten agreements, promises, and understandings between the parties pertaining to the matters covered under this Agreement, except any indebtedness owed to Seller by any Purchaser, and is a final, complete and exclusive statement of the agreement between Seller and Purchasers. This Agreement may be modified only by a writing signed by the parties hereto or their duly authorized agent. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. EXECUTION OF THIS CONTRACT BY PURCHASERS IS AN ACKNOWLEDGEMENT THAT NO REPRESENTATIONS NOT SET FORTH IN WRITING HEREIN HAVE BEEN MADE OR RELIED UPON BY PURCHASERS.

28. Damages. NO CLAIM SHALL BE MADE UNDER THIS CONTRACT FOR SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

29. Commencement. Neither this Agreement nor any modification thereof shall be binding on Seller until and unless signed by an authorized representative of Seller. Commencement of performance hereunder prior to signing as above stipulated in no case shall be construed as a waiver by Seller of this requirement.

30. Accord. The parties have discussed the provisions of this Agreement and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder.

31. Joint and Several Obligations. All acknowledgments, representations, warranties, debts, and obligations of performance of each Purchaser under this Agreement are made, and binding on all those signing this Agreement, jointly and severally as the Purchasers.

32. Successors and Assigns. This Agreement binds and benefits Purchasers and Seller and their respective permitted successors and assigns.

33. Severability. If any provision of this Agreement is determined by a court or arbitrator to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as enforceable.

34. Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

35. Governing Law. The laws of the State of Texas (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement.

36. Survival. Sections 8, 18, 19, 25, 28 and 35 shall survive the execution and delivery and termination or expiration of this Agreement.

37. Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

38. Transportation Company. Seller has exclusive discretion to designate the transportation company responsible for hauling the motor fuel covered by this Agreement to the Sites (each a “Designated Transporter”). Purchaser shall, throughout the Term hereof, provide daily tank stick readings or ATG readings, as the case may be, to the applicable Designated Transporter(s) in such manner as directed by Seller.

This Agreement shall be effective as of the Effective Date.

SELLER: Empire Fuel Distribution, LLC

By:

Print Name:

Title:

PURCHASER: Quik-Way Retail Associates II, Ltd.

By:

Print Name:

Title:

PURCHASER: Empire Commercial Fueling, LLC

By:

Print Name:

Title:

[Signature Page to Supply Agreement]

COMMODITY SCHEDULE

This Commodity Schedule is attached to, and made a part of, a Fuel Supply Agreement between Purchasers and Seller dated August [ ● ], 2015 (the “Agreement”). Unless otherwise indicated, the capitalized terms used in this Commodity Schedule shall have the same meaning used in the Agreement.

1. Motor Fuel Products: All motor fuel products allowed by law to be sold to the general public including branded (to the extent Seller may obtain such branded motor fuel) and unbranded motor fuel and shall include, but not limited to, unleaded gasoline, plus unleaded gasoline, supreme unleaded gasoline, diesel fuel, ethanol, biodiesel, diesel exhaust fluid. Gasoline products shall include conventional, reformulated and ethanol blended motor fuel.

2. Quantity. All of Purchaser’s requirements for motor fuel, for delivery upon reasonable notice to Seller at the Sites or as otherwise directed in writing by the Purchasers. However, no Purchaser shall be required to purchase requirements for motor fuel relating to a Future Site, if such site is subject to an existing motor fuel supply agreement at the time of its acquisition or lease; provided, that such Purchaser is required to purchase the motor fuel requirement for any such Future Site from Seller pursuant to the terms of the Agreement as soon as reasonably possible, and, in any case, no later than the expiration of the initial term of the applicable existing motor fuel supply agreement.

3. Delivery. Delivery shall be complete on unloading of the tank wagon or transport truck.

4. Title. Title to motor fuel covered under the Agreement shall pass to Purchaser as it is delivered to Purchaser’s tanks or other storage containers.

5. Risk of Loss. Risk of loss related to motor fuel purchased under this Agreement shall pass to the applicable Purchaser as it is delivered to the applicable Purchaser’s tanks or other storage containers.

6. Inspection. Each Purchaser shall have the right, at its expense, to have an inspection made at delivery point, provided such inspection shall not delay shipment. Should a Purchaser fail to make inspection, it shall accept Seller’s inspection and measurement.

7. Price. The price per gallon to be paid by a Purchaser pursuant to this Agreement is the rack price per gallon at the applicable motor fuel terminal in effect at the time loading commences, plus (i) reimbursements for (x) all federal, state and municipal taxes and fees and (y) freight charges imposed by the transportation company to deliver the product to the applicable Empire Services Site or Future Sites and (ii) $0.05 per gallon.

8. Rebates. Any rebates received by Seller in connection with any motor fuel delivered to any Purchaser pursuant to this Agreement shall be deducted from the Price paid by such Purchaser in respect of such motor fuel.